Exhibit 3.3

                            Kroll & Tract LLP
                           520 Madison Avenue
                     New York, New York  10022-4235


                              May 14, 1997



Van Kampen American Capital Insured
  Income Trust, Series 67
c/o The Bank of New York,
  As Trustee
101 Barclay Street, 17 West
New York, New York 10286

Dear Sirs:

     We have acted as special counsel for the Van Kampen American Capital Insured Income Trust, Series 67 (the "Trust") for purposes of determining the applicability of certain New York taxes under the circumstances hereinafter described.

     The Trust is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit") among Van Kampen American Capital Distributors, Inc. (the "Depositor"), American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York as trustee (the "Trustee"). As described in the prospectus relating to the Trust dated today to be filed as an amendment to a registration statement heretofore filed with the Securities and Exchange Commission (file number 333-26803) under the Securities Act of 1933, as amended (the "Prospectus" and the "Registration Statement"), the objectives of the Trust are the generation of a high level of current income and the conservation of capital through a diversified investment in a fixed portfolio primarily consisting of corporate debt securities. It is noted that no opinion is expressed herein with regard to the Federal tax aspects of the bonds, the Trust, units of the Trust (the "Units"), or any interest, gains or losses in respect thereof

     As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

     On the Date of Deposit, the Depositor will deposit with the Trustee as regards each of the Trusts the total principal amount of interest bearing obligations and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price and accrued interest, if any, along with the policy purchased by the Depositor evidencing insurance guaranteeing timely payment of principal and interest on some of the obligations comprising the corpus of the Trust as more fully set forth in the Prospectus and the Registration Statement. All other obligations included in the deposit described above will be covered by insurance obtained by the issuer of such obligations or by a prior owner, which may be the Depositor prior to the Date of Deposit, guaranteeing timely payment of principal and interest, or will be U.S. Treasury obligations.

     We understand that all insurance policies described in the preceding paragraph, whether purchased by the Depositor, a prior owner or the issuer, provide, or will provide, that the amount paid by the insurer in respect of any bond may not exceed the amount of principal and interest due on the bond and such payment will in no event relieve the issuer from its continuing obligation to pay such defaulted principal and interest in accordance with the terms of the obligation.

     The Trustee will not participate in the selection of the obligations to be deposited in the Trust, and, upon the receipt thereof, will deliver to the Depositor registered certificates for the number of Units representing the entire capital of the Trust as more fully set forth in the Prospectus and the Registration Statement. The Units, which are represented by certificates ("Certificates"), will be offered to the public upon the effectiveness of the Registration Statement.

     The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by the Trust and with the proceeds from the disposition of obligations held in the Trust and the distribution of such interest and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Certificates representing an interest in the Trust and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic reinvestment option and a conversion option.

     Generally, obligations held in the Trust may be removed therefrom by the Trustee only upon redemption prior to their stated maturity, at the direction of the Depositor in the event of an advance refunding or upon the occurrence of certain other specified events which adversely affect the sound investment character of the Trust, such as default by the issuer in payment of interest or principal on the obligations, and no provision for payment is made therefor either pursuant to the portfolio insurance or otherwise, and the Sponsor fails to instruct the Trustee, within thirty (30) days after notification, to hold such obligation.

     Prior to the termination of a Trust, the Trustee is empowered to sell Bonds, on a list furnished by the Sponsor, only for the purpose of redeeming Units tendered to it and of paying expenses for which Trust funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in a Trust, and under no circumstances may the proceeds of sale of any obligations held by a Trust be used to purchase new obligations to be held therein.

     Article 9-A of the New York Tax Law imposes a franchise tax on business corporations, and, for purposes of that Article, Section 208(l) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

     The Regulations promulgated under Section 208 provide as follows:

     Any business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a "business trust" or "Massachusetts trust". In determining whether a trustee or trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under article 9-A. The mere investment of Trust and the collection of income therefrom, with incidental replacement of securities and reinvestment of Trust, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b)(2) (July 11, 1990).

     New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests Trust funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax. Burrell v. Lynch, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept. 1948), order resettled, 274 A.D. 1083, 85
N.Y.S.2d 705 (3d Dept. 1949).

     In an Opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen. Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax.

     In the instant situation, the Trustee is not empowered to sell, and we assume will not, obligations contained in the corpus of a Trust and reinvest the proceeds therefrom. Further, the power to sell such obligations is limited to circumstances in which the creditworthiness or soundness of the obligation is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where a Trust is liquidated subsequent to the termination of the Indenture. Only in circumstances in which the issuer of an obligation attempts to refinance it can the Trustee exchange an obligation for a new security. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in a Trust.

     Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this Federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. See TSB-M-78(9)(c), New York Department of Taxation and Finance, June 23, 1978.

     By letter, dated today, Messrs. Chapman and Cutler, counsel for the Depositor, rendered their opinion that each Unit holder will be considered as owning a share of each asset of a Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

     Based on the foregoing and on the opinion of Messrs. Chapman and Cutler, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

          1. Each Trust will not constitute an association taxable as a corporation under New York law, and, accordingly, will not be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax;

          2. The income of a Trust will be treated as the income of the Unit holders under the income tax laws of the State and City of New York; and

           3. Unit holders who are not residents of the State of New York are not subject to the income tax law thereof with respect to any interest or gain derived from a Trust or any gain from the sale or other disposition of the Units, except to the extent that such interest or gain is from property employed in a business, trade, profession or occupation carried on in the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                    Very truly yours,

                                    Kroll & Tract LLP


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